Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
www.airproducts.com

Air Products Reports Fiscal 2023 First Quarter GAAP EPS of $2.57 and Adjusted EPS of $2.64
Q1 FY23 (comparisons versus prior year):
•GAAP EPS# of $2.57, up two percent; GAAP net income of $584 million, up six percent; and GAAP net income margin of 18.4 percent, flat
•Adjusted EPS* of $2.64, up six percent; adjusted EBITDA* of $1,084 million, up eight percent; and adjusted EBITDA margin* of 34.1 percent, up 60 basis points

Recent Highlights
•Announced financial close and transfer of the second group of assets for the $12 billion gasification and power joint venture with Aramco, ACWA Power and Air Products Qudra in the Jazan Economic City, Saudi Arabia
•Increased quarterly dividend on the Company’s common stock by 13 cents per share to $1.75 per share, marking the 41st consecutive year of dividend increases

•Continued to advance mega-scale hydrogen energy projects globally:
◦Announced joint venture with AES Corporation to invest approximately $4 billion to build, own and operate the U.S.'s largest green hydrogen facility in Wilbarger County, Texas
◦Canadian federal and provincial governments announced approximately $475 million (CAD) in project funding for Air Products' multi-billion-dollar landmark net-zero hydrogen energy complex in Alberta
◦Continued to develop downstream infrastructure to supply green hydrogen to Europe

Guidance
•Maintaining fiscal 2023 full-year adjusted EPS guidance* of $11.20 to $11.50, up nine to 12 percent over prior year adjusted EPS* calculated on the same basis; fiscal 2023 second quarter adjusted EPS guidance* of $2.50 to $2.70, up seven to 15 percent over prior year second quarter adjusted EPS* calculated on the same basis
•Continue to expect fiscal year 2023 capital expenditures* of $5.0 - $5.5 billion

#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of future events, transactions, and/or investment activity that could have a significant effect on the Company's future GAAP EPS or cash flow used for investing activities if any of these events were to occur.

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LEHIGH VALLEY, Pa. (February 2, 2023) - Air Products (NYSE:APD) today reported first quarter fiscal 2023 results, including GAAP EPS from continuing operations of $2.57, up two percent over prior year. GAAP net income of $584 million was up six percent over prior year due to higher pricing and volumes, which were partially offset by higher costs, unfavorable currency due to the strengthening of the U.S. Dollar, and the prior-year one-time benefit associated with finalizing the Jazan air separation unit (ASU) joint venture. GAAP net income margin of 18.4 percent was flat versus the prior year.

For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $2.64 increased six percent over the prior year. Adjusted EBITDA of $1,084 million was up eight percent over the prior year, as higher pricing and volumes were partially offset by higher costs, unfavorable currency impacts, and the prior-year one-time benefit associated with finalizing the Jazan ASU joint venture. Adjusted EBITDA margin of 34.1 percent increased 60 basis points.

First quarter sales of $3.2 billion increased six percent over the prior year on seven percent higher pricing, three percent higher energy cost pass-through, and two percent higher volumes, partially offset by six percent unfavorable currency. Higher pricing across the largest segments drove the results, complemented by favorable volume growth, primarily in Asia and the Americas, from higher on-site and merchant demand.

Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "The committed team at Air Products worked hard to deliver strong results this quarter, overcoming significant economic weakness, currency challenges and other headwinds. We are proud to have reached significant project milestones, including completing the second phase of the $12 billion Jazan gasification and power project, continuing to make good progress on the project financing for the NEOM green hydrogen project, and announcing plans for the largest green hydrogen project in the U.S. to be located in Texas. Importantly, we again increased the dividend, as we have done for more than 40 consecutive years and expect to pay out more than $1.5 billion to our shareholders in 2023."

Fiscal 2023 First Quarter Results by Business Segment
•Americas sales of $1,384 million were up 13 percent over the prior year on nine percent higher pricing and six percent higher volumes, partially offset by one percent lower energy cost pass-through and one percent unfavorable currency. Operating income of $343 million increased 28 percent and adjusted EBITDA of $515 million increased 13 percent, in each case due to the higher pricing and higher volumes, partially offset by higher costs. Adjusted EBITDA also reflects lower equity affiliates' income. Operating margin of 24.8 percent increased 300 basis points primarily due to higher pricing, while adjusted EBITDA margin of 37.2 percent decreased 10 basis points as the improved pricing was offset by lower equity affiliates' income.
•Asia sales of $778 million were flat versus the prior year as seven percent higher volumes, two percent higher energy cost pass-through and one percent higher pricing were offset by 10 percent unfavorable currency. Operating income of $236 million increased seven percent and adjusted EBITDA of $345 million increased two percent, in each case due to the favorable volumes and pricing, partially offset by unfavorable currency. Operating margin of 30.3 percent increased 200 basis points and adjusted EBITDA margin of 44.4 percent increased 100 basis points, primarily due to higher pricing and volumes.
•Europe sales of $792 million increased six percent over the prior year driven by 14 percent higher pricing and nine percent higher energy cost pass-through, partially offset by 11 percent unfavorable currency and six percent lower volumes. Operating income of $146 million increased 47 percent and adjusted EBITDA of $208 million increased 28 percent, in each case primarily driven by higher pricing, partially offset by lower volumes, unfavorable currency, and higher costs. Operating margin of 18.4 percent increased 510 basis points and adjusted EBITDA margin of 26.2 percent increased 430 basis points.
•Middle East and India equity affiliates' income of $64 million decreased 31 percent compared to the prior year, primarily from the prior-year one-time benefit associated with finalizing the Jazan ASU joint venture.

•Corporate and other sales of $179 million decreased 19 percent compared to the prior year, driven by lower sale of equipment activity.

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Outlook
Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as the incurrence of costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Similarly, it is not possible, without unreasonable efforts, to reconcile the forecasted capital expenditures to future cash used for investing activities because management is not able to identify the timing or occurrence of future investment activity, which is driven by management's assessment of competing opportunities at the time the Company enters into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results. Management therefore is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS or the capital expenditures to a comparable GAAP range.
Air Products continues to expect full-year fiscal 2023 adjusted EPS guidance of $11.20 to $11.50, up nine to 12 percent over prior year adjusted EPS. For the fiscal 2023 second quarter, Air Products' adjusted EPS guidance is $2.50 to $2.70, up seven to 15 percent over fiscal 2022 second quarter adjusted EPS.
Effective beginning in the first quarter of fiscal year 2023, management reviews adjusted earnings per share excluding the impact of non-service related components of the net periodic benefit/cost for the Company's defined benefit pension plans. The projected percentage increase in adjusted EPS for full year fiscal 2023 and fiscal 2023 second quarter is calculated using adjusted fiscal 2022 results in order to present this information on a consistent basis using the calculation of adjusted EPS that is being applied for the first time in fiscal year 2023. Refer to the reconciliations of GAAP to non-GAAP historical results below for additional information.
Air Products continues to expect capital expenditures of $5.0 - $5.5 billion for full-year fiscal 2023.
Earnings Teleconference
Access the fiscal 2023 first quarter earnings teleconference scheduled for 8:30 a.m. Eastern Time on February 2, 2023 by calling 323-994-2093 and entering passcode 3216168 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets. The Company has two growth pillars driven by sustainability. Air Products’ base business provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food. The Company also develops, engineers, builds, owns and operates some of the world's largest industrial gas and carbon-capture projects, supplying world-scale clean hydrogen for global transportation, industrial markets, and the broader energy transition. Additionally, Air Products is the world leader in the supply of liquefied natural gas process technology and equipment, and globally provides turbomachinery, membrane systems and cryogenic containers.

The Company had fiscal 2022 sales of $12.7 billion from operations in over 50 countries and has a current market capitalization of about $70 billion. More than 21,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what's possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: the duration and impacts of the ongoing COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on our business, our customers, economic conditions and markets generally; changes in global or regional economic conditions, inflation and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters and extreme weather events, public health crises, acts of war, including Russia’s invasion of Ukraine and the ongoing civil war in Yemen, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Sidd Manjeshwar, tel: (610) 481-1872; email: manjessj@airproducts.com
Mun Shieh, tel: (610) 481-2951; email: shiehmh@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended
	31 December
(Millions of U.S. Dollars, except for share and per share data)	2022	2021
Sales	$3,174.7	$2,994.2
Cost of sales	2,272.3	2,223.6
Selling and administrative expense	234.4	232.8
Research and development expense	24.4	23.3
Other income (expense), net	8.4	8.5
Operating Income	652.0	523.0
Equity affiliates' income	110.0	147.8
Interest expense	41.2	30.5
Other non-operating income (expense), net	(0.6)	22.6
Income Before Taxes	720.2	662.9
Income tax provision	136.4	113.3
Net Income	583.8	549.6
Net income (loss) attributable to noncontrolling interests	11.6	(10.8)
Net Income Attributable to Air Products	$572.2	$560.4

Per Share Data (U.S. Dollars per share)
Basic earnings per share attributable to Air Products	$2.58	$2.53
Diluted earnings per share attributable to Air Products	$2.57	$2.52

Weighted Average Common Shares (in millions)
Basic	222.2	221.9
Diluted	222.6	222.6

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 December	30 September
(Millions of U.S. Dollars)	2022	2022
Assets
Current Assets
Cash and cash items	$3,131.0	$2,711.0
Short-term investments	19.6	590.7
Trade receivables, net	1,827.2	1,794.4
Inventories	635.3	514.2
Prepaid expenses	165.1	156.8
Other receivables and current assets	542.9	515.8
Total Current Assets	6,321.1	6,282.9
Investment in net assets of and advances to equity affiliates	3,391.5	3,353.8
Plant and equipment, at cost	29,772.3	28,160.1
Less: accumulated depreciation	14,733.1	13,999.6
Plant and equipment, net	15,039.2	14,160.5
Goodwill, net	876.3	823.0
Intangible assets, net	363.1	347.5
Operating lease right-of-use assets, net	754.8	694.8
Noncurrent lease receivables	579.3	583.1
Other noncurrent assets	953.0	947.0
Total Noncurrent Assets	21,957.2	20,909.7
Total Assets	$28,278.3	$27,192.6
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,552.0	$2,771.6
Accrued income taxes	159.9	135.2
Short-term borrowings	2.2	10.7
Current portion of long-term debt	562.8	548.3
Total Current Liabilities	3,276.9	3,465.8
Long-term debt	6,834.4	6,433.8
Long-term debt – related party	658.4	652.0
Noncurrent operating lease liabilities	627.4	592.1
Other noncurrent liabilities	1,117.7	1,099.1
Deferred income taxes	1,246.1	1,247.4
Total Noncurrent Liabilities	10,484.0	10,024.4
Total Liabilities	13,760.9	13,490.2
Air Products Shareholders’ Equity	13,935.7	13,144.0
Noncontrolling Interests	581.7	558.4
Total Equity	14,517.4	13,702.4
Total Liabilities and Equity	$28,278.3	$27,192.6

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	31 December
(Millions of U.S. Dollars)	2022	2021
Operating Activities
Net income	$583.8	$549.6
Less: Net income (loss) attributable to noncontrolling interests	11.6	(10.8)
Net income attributable to Air Products	572.2	560.4
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	321.5	332.3
Deferred income taxes	13.8	15.7
Distributed (Undistributed) earnings of equity method investments	17.2	(117.3)
Gain on sale of assets and investments	(2.3)	(0.8)
Share-based compensation	16.1	15.8
Noncurrent lease receivables	19.4	21.8
Other adjustments	99.0	(49.4)
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	40.4	(132.7)
Inventories	(102.8)	(33.7)
Other receivables	(6.7)	14.0
Payables and accrued liabilities	(257.6)	167.6
Other working capital	(10.9)	(8.5)
Cash Provided by Operating Activities	719.3	785.2
Investing Activities
Additions to plant and equipment, including long-term deposits	(834.2)	(663.8)
Acquisitions, less cash acquired	—	(34.6)
Investment in and advances to unconsolidated affiliates	—	(1,632.7)
Proceeds from sale of assets and investments	4.0	1.1
Purchases of investments	(19.2)	(727.4)
Proceeds from investments	591.5	1,331.9
Other investing activities	1.7	6.4
Cash Used for Investing Activities	(256.2)	(1,719.1)
Financing Activities
Long-term debt proceeds	476.3	51.6
Payments on long-term debt	(195.9)	(400.0)
Net (decrease) increase in commercial paper and short-term borrowings	(4.1)	113.1
Dividends paid to shareholders	(359.4)	(332.1)
Proceeds from stock option exercises	14.0	13.3
Other financing activities	(16.5)	(31.0)
Cash Used for Financing Activities	(85.6)	(585.1)
Effect of Exchange Rate Changes on Cash	42.5	3.8
Increase (Decrease) in cash and cash items	420.0	(1,515.2)
Cash and cash items – Beginning of year	2,711.0	4,468.9
Cash and Cash Items – End of Period	$3,131.0	$2,953.7
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$88.5	$50.3

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 31 December 2022
Sales	$1,384.2	$777.8	$791.9	$41.4	$179.4	$3,174.7
Operating income (loss)	343.0	235.9	145.8	6.7	(79.4)	652.0
Depreciation and amortization	156.0	101.9	44.3	6.6	12.7	321.5
Equity affiliates' income	16.4	7.4	17.7	64.1	4.4	110.0
Three Months Ended 31 December 2021
Sales	$1,224.1	$780.4	$744.2	$23.7	$221.8	$2,994.2
Operating income (loss)	267.2	221.1	99.2	4.8	(69.3)	523.0
Depreciation and amortization	155.3	110.8	49.8	6.1	10.3	332.3
Equity affiliates' income	34.2	6.6	13.9	92.3	0.8	147.8

Total Assets
31 December 2022	$8,515.0	$7,439.3	$3,908.1	$3,154.2	$5,261.7	$28,278.3
30 September 2022	8,237.7	6,968.7	3,645.1	2,980.7	5,360.4	27,192.6

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans as further discussed below. Additionally, we have previously excluded certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS FOR NON-SERVICE PENSION (BENEFIT) COST, NET
Effective beginning in the first quarter of fiscal year 2023, our adjusted EPS excludes the impact of non-service related components of net periodic benefit/cost for our defined benefit pension plans. The prior year non-GAAP financial measures presented below have been recast accordingly to conform to the fiscal year 2023 presentation. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as recent changes to the allocation of our pension plan assets associated with de-risking as well as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans.

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ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total diluted EPS and total adjusted diluted EPS due to rounding.

	Three Months Ended 31 December
Q1 2023 vs. Q1 2022	Operating Income	Equity Affiliates' Income	Other Non-Operating Income/Expense, Net	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
Q1 2023 GAAP	$652.0	$110.0	($0.6)	$136.4	$572.2	$2.57
Q1 2022 GAAP	523.0	147.8	22.6	113.3	560.4	2.52
$ Change GAAP						$0.05
% Change GAAP						2%

Q1 2023 GAAP	$652.0	$110.0	($0.6)	$136.4	$572.2	$2.57
Non-service pension (benefit) cost, net	—	—	19.5	4.9	14.6	0.07
Q1 2023 Non-GAAP ("Adjusted")	$652.0	$110.0	$18.9	$141.3	$586.8	$2.64

Q1 2022 GAAP	$523.0	$147.8	$22.6	$113.3	$560.4	$2.52
Non-service pension (benefit) cost, net	—	—	(12.0)	(2.9)	(9.1)	(0.04)
Q1 2022 Non-GAAP ("Adjusted")	$523.0	$147.8	$10.6	$110.4	$551.3	$2.48
$ Change Non-GAAP ("Adjusted")						$0.16
% Change Non-GAAP ("Adjusted")						6%

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		FY2023
2023	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$3,174.7

Net income and net income margin	$583.8	18.4%
Less: Income from discontinued operations, net of tax	—	—%
Add: Interest expense	41.2	1.3%
Less: Other non-operating income (expense), net	(0.6)	—%
Add: Income tax provision	136.4	4.3%
Add: Depreciation and amortization	321.5	10.1%
Adjusted EBITDA and adjusted EBITDA margin	$1,083.5	34.1%

	Q1		Q2		Q3		Q4		FY2022
2022	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,994.2		$2,945.1		$3,189.3		$3,570.0		$12,698.6

Net income and net income margin	$549.6	18.4%	$536.8	18.2%	$587.1	18.4%	$593.0	16.6%	$2,266.5	17.8%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%	12.6	0.4%	12.6	0.1%
Add: Interest expense	30.5	1.0%	32.3	1.1%	32.7	1.0%	32.5	0.9%	128.0	1.0%
Less: Other non-operating income (expense), net	22.6	0.8%	9.1	0.3%	10.5	0.3%	20.2	0.6%	62.4	0.5%
Add: Income tax provision	113.3	3.8%	122.7	4.2%	134.2	4.2%	130.6	3.7%	500.8	3.9%
Add: Depreciation and amortization	332.3	11.1%	335.9	11.4%	337.2	10.6%	332.8	9.3%	1,338.2	10.5%
Add: Business and asset actions	—	—%	—	—%	—	—%	73.7	2.1%	73.7	0.6%
Add: Equity method investment impairment charge	—	—%	—	—%	—	—%	14.8	0.4%	14.8	0.1%
Adjusted EBITDA and adjusted EBITDA margin	$1,003.1	33.5%	$1,018.6	34.6%	$1,080.7	33.9%	$1,144.6	32.1%	$4,247.0	33.4%

2023 vs. 2022	Q1
Change GAAP
Net income $ change	$34.2
Net income % change	6%
Net income margin change	— bp
Change Non-GAAP
Adjusted EBITDA $ change	$80.4
Adjusted EBITDA % change	8%
Adjusted EBITDA margin change	60 bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest regional segments for the three months ended 31 December 2022 and 2021:

Americas	Q1 FY23	Q1 FY22	$ Change	Change
Sales	$1,384.2	$1,224.1	$160.1	13%

Operating income	$343.0	$267.2	$75.8	28%
Operating margin	24.8%	21.8%		300	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$343.0	$267.2
Add: Depreciation and amortization	156.0	155.3
Add: Equity affiliates' income	16.4	34.2
Adjusted EBITDA	$515.4	$456.7	$58.7	13%
Adjusted EBITDA margin	37.2%	37.3%		(10) bp

Asia	Q1 FY23	Q1 FY22	$ Change	Change
Sales	$777.8	$780.4	($2.6)	—%

Operating income	$235.9	$221.1	$14.8	7%
Operating margin	30.3%	28.3%		200 bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$235.9	$221.1
Add: Depreciation and amortization	101.9	110.8
Add: Equity affiliates' income	7.4	6.6
Adjusted EBITDA	$345.2	$338.5	$6.7	2%
Adjusted EBITDA margin	44.4%	43.4%		100 bp

Europe	Q1 FY23	Q1 FY22	$ Change	Change
Sales	$791.9	$744.2	$47.7	6%

Operating income	$145.8	$99.2	$46.6	47%
Operating margin	18.4%	13.3%		510	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$145.8	$99.2
Add: Depreciation and amortization	44.3	49.8
Add: Equity affiliates' income	17.7	13.9
Adjusted EBITDA	$207.8	$162.9	$44.9	28%
Adjusted EBITDA margin	26.2%	21.9%		430	bp

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CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), and investment in and advances to unconsolidated affiliates. A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Three Months Ended
	31 December
	2022	2021
Cash used for investing activities	$256.2	$1,719.1
Proceeds from sale of assets and investments	4.0	1.1
Purchases of investments	(19.2)	(727.4)
Proceeds from investments	591.5	1,331.9
Other investing activities	1.7	6.4
Capital expenditures	$834.2	$2,331.1
The components of our capital expenditures are detailed in the table below:

	Three Months Ended
	31 December
	2022	2021
Additions to plant and equipment, including long-term deposits	$834.2	$663.8
Acquisitions, less cash acquired	—	34.6
Investment in and advances to unconsolidated affiliates	—	1,632.7
Capital expenditures(A)	$834.2	$2,331.1
(A)Includes contributions from noncontrolling partners in consolidated subsidiaries, including investments associated with the Jazan gasification and power project.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.
We expect capital expenditures for fiscal year 2023 to be $5.0 to $5.5 billion.

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OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS attributable to Air Products. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. The per share impact for each of our non-GAAP adjustments is calculated independently and may not sum to total adjusted diluted EPS due to rounding.
It is not possible, without unreasonable efforts, to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q2	Full Year
2022 Diluted EPS	$2.38	$10.08
Business and asset actions	—	0.27
Equity method investment impairment charge	—	0.05
2022 Adjusted Diluted EPS	$2.38	$10.41
Per share impact of non-service pension benefit, net(A)	(0.04)	(0.15)
2022 Adjusted Diluted EPS, excluding per share impact of non-service pension benefit, net(A)	$2.34	$10.25
2023 Adjusted Diluted EPS Outlook(A)	$2.50–$2.70	$11.20–$11.50
$ Change(A)	0.16–0.36	0.95–1.25
% Change(A)	7%–15%	9%–12%
(A)Fiscal year 2022 diluted EPS has been adjusted as illustrated and as discussed in the Adjusted Diluted EPS Reflecting Adjustments for Non-Service Pension Impacts section below in order to present fiscal year 2022 results and fiscal year 2023 guidance on a consistent basis. Actual non-service pension impacts depend in part on external factors that are impossible to predict, such as volatility in equity and debt markets. Accordingly, management is unable to fully reconcile the earnings per share impact of our projection to GAAP EPS.

ADJUSTED DILUTED EPS REFLECTING ADJUSTMENTS FOR NON-SERVICE PENSION IMPACTS
Effective beginning in the first quarter of fiscal year 2023, management reviews adjusted earnings per share excluding the impact of non-service related components of net periodic benefit/cost for our defined benefit pension plans. Non-GAAP financial measures for the second quarter and full year fiscal year 2022 have been recast accordingly in the table below to allow readers to compare fiscal year 2022 results and fiscal year 2023 guidance on a consistent basis. The per share impacts reflected in this table are calculated independently and may not sum to total adjusted diluted EPS due to rounding. For additional time periods, please refer to our Investor Relations website.

	Fiscal Year 2022
	Q2	Full Year
Non-service pension benefit, net – before tax	$11.9	$44.7
Tax impact	(2.9)	(10.8)
Non-service pension benefit, net – after tax	$9.0	$33.9

Weighted Average Common Shares — Diluted (in millions)	222.5	222.5

Non-GAAP Measures Reflecting Adjustments for Non-Service Pension Impacts:
Adjusted diluted EPS as reported	$2.38	$10.41
Per share impact of non-service pension benefit, net(A)	(0.04)	(0.15)
Adjusted diluted EPS, excluding per share impact of non-service pension benefit, net	$2.34	$10.25
(A)Calculated as "Non-service pension benefit, net – after tax" divided by "Weighted average common shares – diluted."